BlackBerry Announces John Chen to Retire as Executive Chair and CEO
Current Board Member Richard Lynch appointed Board Chair and Interim CEO

WATERLOO, ON, Oct. 30, 2023 – BlackBerry Limited (NYSE: BB; TSX: BB) today announced that John Chen, Executive Chair and CEO of BlackBerry, will retire from the Company effective November 4, 2023. This aligns with the terms of Mr. Chen’s contract and follows the conclusion of the Project Imperium evaluation. Richard (Dick) Lynch will succeed Mr. Chen as Board Chair and will also serve as Interim Chief Executive Officer while BlackBerry completes its search for a permanent CEO.

“The BlackBerry Board of Directors would like to express its gratitude to John for his decade of strong leadership. His achievement of saving BlackBerry and repositioning it as a software company with leading Cybersecurity and IoT technologies has been remarkable,” said Prem Watsa, Lead Director of the BlackBerry Board.

“It has been an honor to lead and transform this iconic company over the past decade. I’m proud to have been able to establish BlackBerry’s vision of a trusted, software-defined world and to position the company to unlock value through the separation of our core business units into two separate operating companies,” said Mr. Chen. “I want to thank everyone across the BlackBerry community – the Board, employees, customers, partners, and more – for your support during my tenure and wish the company every success in the future.”

“I have known John Chen for almost two decades and have always been impressed with his focus and leadership. I want to thank John for his accomplishments and dedication to BlackBerry during a critical era for the Company,” said Mike Daniels, Chair of the Compensation, Nomination and Governance Committee of the BlackBerry Board.

Appointment of Board Chair and Interim CEO

“The Board has determined that it is in the best interests of the company to appoint interim executive management to provide continued stability and continuity for BlackBerry as we work through the transition to a new permanent CEO,” said Mr. Watsa. “With his deep industry experience and strong leadership track record, Dick is well-positioned to continue advancing our strategy with the Board’s ongoing support and insight.”

Mr. Lynch joined the BlackBerry Board in 2013 and serves as a member of its Compensation, Nomination and Governance Committee. He previously served as Executive Vice-President and Chief Technology Officer of Verizon Communications and Verizon Wireless. He is a director of Cohere Technologies and iconectiv and has served as Chairman of Ribbon Communications and as a director of Ruckus Wireless.

About BlackBerry

BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company secures more than 500M endpoints including over 235M vehicles. Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety, and data privacy solutions, and is a leader in the areas of endpoint security, endpoint management, encryption, and embedded systems. BlackBerry's vision is clear - to secure a connected future you can trust.

For more information, visit BlackBerry.com and follow @BlackBerry.

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